Exhibit 99.1

Cannabis Sativa, Inc. Announces Branding Change and National Advertising Plan

MESQUITE, NV / ACCESSWIRE / October 14, 2014 / Cannabis Sativa, Inc. (CBDS) (referred to collectively with its subsidiaries as "CBDS") announced today the adoption of a national advertising plan for its proposed line of cannabis related products.

Governor Gary Johnson, President and CEO of CBDS, announced sweeping changes for the legal cannabis firm.

"In the days following the end of Prohibition," Johnson explained, "illegal industries suddenly faced the challenges all legal mainstream competitors face: How best to create market dominance in an enterprise traditionally known for flying under the radar. We believe we've got that angle covered. We're inviting the world to say hello to 'hi'."

CBDS will market products under the brand name "hi." CBDS has applied for trademark protection for the brand name "hi" and its cheerful orange and white logo. CBDS has themed their new website "casual cannabis" (www.cannabissativainc.com) and has also established a product website at www.hilozenge.com, intended to disseminate product information, company news, and to help drive sales.

"You've got to appreciate the magnitude and potential of this brand," said the two-term former governor of New Mexico. "We are poised to control the most fundamental word in the cannabis lexicon - a word that is pronounced "high." It's the highest marketing ground there is and serves wonderfully well as a platform for our broader ambitions. And make no mistake," he said. "'hi' has very broad ambitions."

CBDS believes that there are significant opportunities for a company that is able to establish brand and name recognition at an early stage in the development of the cannabis industry, which will enable it to build customer loyalty and perpetuate its reputation into the future. CBDS believes that because the current state of the cannabis industry resembles the alcohol industry prior to the repeal of Prohibition, there is an opportunity for a company with a recognized brand name and a reputation for quality products to seize a leading position in the industry as the cannabis market develops and expands through the continued legalization of cannabis and its derivatives in the U.S. and other countries.

CBDS may expand its "hi" brand in the future through licensing agreements with third party developers of cannabis products that may benefit from increased market exposure and sales by marketing their products through CBDS and under its "hi" brand. CBDS believes the market for cannabis products is currently fragmented and inefficient and that there are opportunities to acquire licensing or other rights to quality "mom and pop" products so such products can be sold under the "hi" brand in volumes and with geographic distribution that would be hard for a smaller, local company to achieve. CBDS is investigating potential marketing arrangements with product originators in Colorado and Washington and is also investigating the use of the "hi" brand in connection with medicinal formulations of cannabis in the states where medicinal sales are permitted.

"It is our ambition to eventually provide legal cannabis products to all approved markets throughout the world to the fullest extent permitted by law," Johnson continued. "We plan to treat cannabis like any other product and to aggressively support it with an arsenal of innovative images and messages. While we give a loving nod to the double-entendres and Cheech and Chong-style puns that got us here, our marketing will nonetheless forsake the black and green, pot leaf dominated art common to the genre in favor of something designed to appeal to the masses. We believe we have a built-in, enthusiastic audience of ready consumers. We plan to talk to them the way all major brands talk to them."

CBDS plans to continue to research and develop product formulations and delivery systems that will enhance the cannabis experience and build brand loyalty. Through its Wild Earth Naturals subsidiary, the Company plans to continue to develop its Skin Garden line of cosmetic products but also intends to develop tinctures and other proprietary systems that will provide a pleasant, agreeable method for delivering the cannabis product to its customers. It is important to note that CBDS has not yet entered into any licensing agreement or arrangement with any third party with regard to the production or sale of its proposed cannabis lozenge products and no assurances can be given that it will be successful in entering into such an arrangement. No assurances can be given that CBDS will be successful in navigating the applicable Federal and state regulations in such manner as to permit it to proceed with its marketing plan or that cannabis will be legalized in additional states in the future. There also can be no assurance that, when and if offered for sale, CBDS' products will meet with commercial success, that CBDS will be successful in developing brand recognition and loyalty, or that it will be able to compete effectively in the cannabis products market. CBDS continues to be undercapitalized and will require substantial additional debt or equity capital in order to proceed with the implementation of its business plan and the launch of its product line. CBDS has not entered into any agreement or arrangement for the provision of such funding and no assurances can be given that it will be able to do on terms acceptable to it, or at all.

"The Sixties Worked Hard for Us": https://docs.google.com/file/d/0B9OV45cSpcCxVFVzV252Rkd0Qkk/edit?pli=1

About CBDS

Cannabis Sativa, Inc. is engaged through its recently acquired subsidiary, Kush, in the research, development and licensing of specialized natural cannabis products, including cannabis formulas, edibles, topicals, strains, recipes and delivery systems. CBDS also offers the Skin Garden line of cosmetic products through its subsidiary, Wild Earth Naturals, which are designed to use organic and natural ingredients, including hemp seed oil, to benefit inner wellbeing as well as outward appearance.

Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

CONTACT:
(702) 345-4074

Visit:
www.cannabissativainc.com
www.hilozenge.com

SOURCE: Cannabis Sativa, Inc.